                                                                    EXHIBIT 99.4

                           XCEL PHARMACEUTICALS, INC.

                         Unaudited Financial Statements
             for the Nine Months Ended September 30, 2003 and 2004

                           XCEL PHARMACEUTICALS, INC.

                                 BALANCE SHEETS
                                  (Unaudited)

                                                                                            DECEMBER 31,          SEPTEMBER 30,
                                                                                                2003                  2004
                                                                                                ----                  ----
                                                                                            (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                     ASSETS
Current assets:
    Cash and cash equivalents                                                               $     29,464          $      8,713
    Accounts receivable, net                                                                       3,927                 8,265
    Income taxes receivable                                                                           --                   863
    Inventories                                                                                    5,163                 4,330
    Prepaid inventories                                                                               --                   964
    Prepaid expenses and other current assets                                                      1,492                 1,767
    Deferred tax assets, net                                                                       4,007                 3,477
                                                                                            ------------          ------------
            Total current assets                                                                  44,053                28,379
    Furniture and equipment, net                                                                   1,886                 2,194
    Product rights, net                                                                          162,687               153,595
    Deferred debt issuance costs, net                                                              2,032                 1,674
    Other long-term assets, net                                                                      716                 1,097
                                                                                            ------------          ------------
            Total assets                                                                    $    211,374          $    186,939
                                                                                            ============          ============
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt                                                       $      6,000          $      8,000
    Accounts payable                                                                               2,362                 3,274
    Income taxes payable                                                                             776                    --
    Accrued expenses and other current liabilities                                                14,388                15,771
                                                                                            ------------          ------------
            Total current liabilities                                                             23,526                27,045
 Long-term debt, less current portion                                                             56,000                38,000
 Deferred tax liability, net                                                                      10,316                 6,727
                                                                                            ------------          ------------
            Total liabilities                                                                     89,842                71,772
                                                                                            ------------          ------------
 Commitments and contingencies (notes 3, 4, 5 and 7)
 Stockholders' equity:
    Series A convertible preferred stock, $0.0001 par value; 33,600,000 shares authorized; 11,194,086 and 11,772,110, shares issued and outstanding, respectively
        (liquidation preference of $110,000)                                                           1                     1
    Series B convertible preferred stock, $0.0001 par value; 9,000,000 shares authorized;
      3,816,166, and 4,013,220 shares issued and outstanding, respectively (liquidation
        preference of $45,000)                                                                         1                     1
    Series C convertible preferred stock, $0.0001 par value; 9,600,000 shares authorized;
      4,070,580 and 4,280,768 shares issued and outstanding, respectively (liquidation
         preference of $52,000)                                                                        1                     1
    Common stock, $0.0001 par value; 62,200,000 shares authorized; 4,773,187 and 4,775,033
      shares issued and outstanding, respectively                                                      1                     1
    Additional paid-in capital                                                                   104,567               111,631
    Deferred stock-based compensation                                                               (824)                 (588)
    Retained earnings                                                                             17,785                 4,120
                                                                                            ------------          ------------
            Total stockholders' equity                                                           121,532               115,167
                                                                                            ------------          ------------
            Total liabilities and stockholders' equity                                      $    211,374          $    186,939
                                                                                            ============          ============

   The accompanying notes are an integral part of these financial statements.

                           XCEL PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                          -------------
                                                        2003         2004
                                                        ----         ----
                                                       (IN THOUSANDS, EXCEPT
                                                          SHARE AMOUNTS)
Net sales                                             $   59,619   $   45,928
Operating costs and expenses:
        Cost of sales                                      8,960        7,973
        Selling, general and administrative               20,615       21,358
        Product development                                1,737        4,403
        Costs of abandoned initial public offering            --          723
        Product impairment charge                          9,300           --
        Product acquisition charge                         1,804        7,377
        Product rights amortization                        7,570        9,092
                                                      ----------   ----------
                Total operating costs and expenses        49,986       50,926
                                                      ----------   ----------
Operating income (loss)                                    9,633       (4,998)
                                                      ----------   ----------
Other income (expense):
        Interest expense                                  (5,733)      (5,562)
        Interest income                                      129           59
        Gain on debt retirement                           37,437           --
        Other, net                                            93           --
                                                      ----------   ----------
                Total other income (expense)              31,926       (5,503)
                                                      ----------   ----------
Income (loss) before income taxes                         41,559      (10,501)
Income tax expense (benefit)                              16,000       (3,891)
                                                      ----------   ----------
Net income (loss)                                     $   25,559   $   (6,610)
Preferred stock dividends (paid-in-kind)                      --        7,055
                                                      ----------   ----------
Net income (loss) available to common stockholders    $   25,559   $  (13,665)
                                                      ==========   ==========

Net income (loss) per common share:
        Basic                                         $     9.43   $    (3.39)
                                                      ==========   ==========
        Diluted                                       $     1.10   $    (3.39)
                                                      ==========   ==========
Weighted average common shares outstanding:
        Basic                                              2,711        4,029
                                                      ==========   ==========
        Diluted                                           23,147        4,029
                                                      ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                           XCEL PHARMACEUTICALS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                                  (Unaudited)

                                                                                                              RETAINED
                                              CONVERTIBLE                         ADDITIONAL    DEFERRED      EARNINGS
                                            PREFERRED STOCK      COMMON STOCK       PAID-IN   STOCK-BASED   (ACCUMULATED
                                            SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL   COMPENSATION    DEFICIT)       TOTAL
                                            ------    ------    ------    ------    -------   ------------    --------       -----
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Balance at January 1, 2004                19,080,832       3   4,773,187       1     104,567          (824)       17,785    121,532

Series A preferred stock dividends           578,024      --          --      --       4,139            --        (4,139)        --
Series B preferred stock dividends           197,054      --          --      --       1,411            --        (1,411)        --
Series C preferred stock dividends           210,188      --          --      --       1,505            --        (1,505)        --
Net proceeds from exercise of stock
    options                                       --      --       1,846      --          --            --            --         --
Deferred stock-based compensation                 --      --          --      --           9            (9)           --         --
Amortization of deferred stock-based
    compensation                                  --      --          --      --          --           245            --        245
Net loss                                          --      --          --      --          --            --        (6,610)    (6,610)
                                          ----------  ------  ----------  ------  ----------  ------------  ------------   --------

Balance at September 30, 2004             20,066,098  $    3   4,775,033  $    1  $  111,631  $       (588) $      4,120   $115,167
                                          ==========  ======  ==========  ======  ==========  ============  ============   ========

   The accompanying notes are an integral part of these financial statements.

                           XCEL PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                       -------------
                                                                                    2003           2004
                                                                                    ----           ----
                                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income (loss)                                                               $     25,559   $     (6,610)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
        Product rights amortization                                                    7,570          9,092
        Stock-based compensation                                                         295            245
        Depreciation                                                                     271            259
        Deferred income taxes                                                          9,573         (3,060)
        Amortization of debt issuance costs                                              238            824
        Amortization of manufacturing transfer costs                                      --             39
        Gain on debt retirement                                                      (37,437)            --
        Product impairment charge                                                      9,300             --
        Gain on termination of product financing                                        (246)            --
        Changes in assets and liabilities, net of assets acquired and liabilities assumed related to product acquisitions:
                Accounts receivable                                                   (1,605)        (4,337)
                Inventories                                                            1,641            834
                Prepaid inventories                                                       --           (964)
                Prepaid expenses and other current assets                               (813)          (741)
                Accounts payable                                                         (27)           911
                Income taxes payable/receivable                                        2,859         (1,639)
                Accrued expenses and other current liabilities                        (4,404)         1,384
                                                                                ------------   ------------
Net cash provided by (used in) operating activities                                   12,774         (3,763)
                                                                                ------------   ------------
INVESTING ACTIVITIES:
Purchase of furniture and equipment                                                   (1,630)          (567)
Payments for manufacturing transfer                                                     (624)          (421)
                                                                                ------------   ------------
Net cash used in investing activities                                                 (2,254)          (988)
                                                                                ------------   ------------
FINANCING ACTIVITIES:
Net proceeds from issuance of convertible preferred stock                             25,905             --
Repurchase of convertible preferred stock                                            (18,000)            --
Proceeds from issuance of long-term debt                                              62,000             --
Deferred debt issue costs                                                             (2,385)            --
Payment of long-term debt                                                            (71,563)       (16,000)
Net proceeds from exercise of stock options                                               33             --
                                                                                ------------   ------------
Net cash used in financing activities                                                 (4,010)       (16,000)
                                                                                ------------   ------------
Net increase (decrease) in cash and cash equivalents                                   6,510        (20,751)
Cash and cash equivalents, beginning of period                                        16,561         29,464
                                                                                ------------   ------------
Cash and cash equivalents, end of period                                        $     23,071   $      8,713
                                                                                ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
        Cash paid for interest                                                  $      4,900   $      5,793
                                                                                ============   ============
        Cash paid for income taxes                                              $      3,571   $        732
                                                                                ============   ============
Non-cash Investing and Financing Activities:
        Preferred stock dividends                                               $          -   $      7,055
                                                                                ============   ============

   The accompanying notes are an integral part of these financial statements.

                           Xcel Pharmaceuticals, Inc.
                     Unaudited Financial Statements for the
                 Nine Months Ended September 30, 2003 and 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Description of Business

      Xcel Pharmaceuticals, Inc., a Delaware corporation (the "Company"), is a specialty pharmaceutical company focused on the treatment of disorders of the central nervous system ("CNS"). The Company's product portfolio includes four commercial products and a product candidate. The Company's commercial products include Diastat and Mysoline, which are used to treat epilepsy, and Migranal and D.H.E. 45, which are used to treat migraines. The Company's product candidate is retigabine, a potential treatment for epilepsy. The Company's 96-person nationwide field sales organization promotes the Company's commercial products to the highest prescribing epilepsy and migraine specialists. The Company's strategy is to increase prescription demand for Diastat and Migranal through targeted sales and marketing efforts, to successfully develop and, subject to regulatory approval, commercialize retigabine, to leverage the Company's presence in the CNS market through the acquisition of additional late-stage development product candidates and commercial products, and to develop enhancements for the Company's current products.

      The Company was formed on January 24, 2001. On March 31, 2001 and April 1, 2001, respectively, the Company acquired its initial products, Diastat and Mysoline from two affiliates of Elan Corporation, plc (Elan Corporation, plc and its affiliates collectively are referred to as "Elan"). The Company had no substantive operations prior to the acquisition of these products. The Company acquired exclusive worldwide rights to Diastat. Diastat currently is the only drug approved in the United States ("U.S.") for the acute treatment of seizures outside of a hospital setting. The Company acquired exclusive rights in the U.S. to Mysoline. Mysoline is an oral prescription medication that has been used since the early 1950s for the chronic treatment of seizures associated with epilepsy. In June 2002, the Company acquired exclusive rights in the U.S. to Migranal and D.H.E. 45 from Novartis Pharmaceuticals Corporation ("Novartis"). Migranal, a nasal spray, and D.H.E. 45, an injection, contain the same active ingredient, dihydroergotamine, and are prescribed for the treatment of migraine.

      In January 2004, the Company acquired exclusive worldwide product rights to retigabine from Viatris GmbH and Co. ("Viatris"). Retigabine is being developed as an adjunctive treatment for partial-onset seizures in patients with epilepsy. The Company plans to initiate the pivotal Phase III clinical program in 2005. Subject to the successful completion of its development, the Company plans to submit a new drug application ("NDA") for retigabine to the U.S. Food and Drug Administration ("FDA") in 2007.

   Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

   Interim Unaudited Financial Information

      The financial statements as of September 30, 2004 and for the nine months ended September 30, 2003 and 2004 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period have been included. The results of the nine months ended September 30, 2004 are not necessarily indicative of results to be obtained for the full year.

   Revenue Recognition

      The Company sells its commercial products to wholesale drug distributors who generally sell the products to retail pharmacies, hospitals and other institutional customers. Product sales are recognized when the products are received by the wholesaler, which represents the point when the risks and rewards of ownership have been transferred to the customer. The Company invoices wholesalers at its wholesale list price. Sales are shown net of discounts, rebates, chargebacks, and returns, which are estimated based on historical experience or projections. The Company periodically reviews its reserves for rebates, chargebacks and returns and makes adjustments, if necessary, based on actual experience. Chargebacks represent the difference between the wholesale list price and the contractual sales price. The Company's customers may generally return product upon the expiration date of the product.

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
               the Nine Months Ended September 30, 2003 and 2004

   Net Sales

      Net sales is detailed as follows (in thousands):

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,
                                     -------------
                                   2003          2004
                                   ----          ----
Diastat                          $   27,424   $   27,133
Mysoline                             11,862        7,299
Migranal                              6,049        5,650
D.H.E. 45                            14,284        5,846
                                 ----------   ----------
       Net sales                 $   59,619   $   45,928
                                ==========    ==========

      The following table presents a summary of sales to significant customers that individually accounted for more than 10% of net sales:

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,
                                      -------------
                                    2003          2004
                                    ----          ----
Cardinal Health, Inc.                34%           39%
McKesson Corporation                 33%           33%
AmerisourceBergen Corporation        25%           18%

   Cost of Sales

      Cost of sales includes primarily third-party product manufacturing and distribution costs and royalties due to third parties on net product sales. The Company makes royalty payments of 10% of net sales on one of its products and 5% of net sales on a second product. The royalty requirements were assumed with the acquisition of the products. Royalty expense totaled $3.1 million and $3.1 million for the nine months ended September 30, 2003 and 2004, respectively.

   Product Development

      Product development expenses consist primarily of costs incurred to develop retigabine and enhancements for the Company's current products. The Company expenses all product development costs as incurred.

   Costs of Abandoned Initial Public Offering

      In 2003, the Company incurred $723,000 in legal, accounting and other costs related to filing a registration statement with the U.S. Securities and Exchange Commission in anticipation of an initial public offering of the Company's common stock. These costs were capitalized to prepaid expenses and other current assets as deferred initial public offering costs. Due to difficult conditions in the U.S. equity markets, in March 2004, the Company decided to abandon its efforts to pursue a public offering in 2004 and expensed these costs.

   Cash and Cash Equivalents

      The Company considers only those investments that are highly liquid and readily convertible to cash with an original maturity of three months or less to be cash equivalents.

   Concentrations of Risk

      In July 2004, the Company filed a complaint for patent infringement related to its product Diastat. No trial date has been set and discovery is in process. See further discussion in note 7.

      In the third quarter of 2003, two generic substitutes for D.H.E. 45 were introduced into the U.S. market. Generic substitutes for D.H.E. 45 currently sell at prices that are less than the price of D.H.E. 45, which has resulted in declining prescription trends. The Company expects this trend to continue. As a result, based on the Company's estimate of discounted net future cash flows from

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
               the Nine Months Ended September 30, 2003 and 2004

D.H.E. 45, the Company recorded an impairment charge during the third quarter of 2003 of $9.3 million, which reduced the net book value of the D.H.E. 45 product rights. In addition, the Company also reduced the amortization period from 20 years to 5.5 years, which results in accelerated amortization of the adjusted net book value of D.H.E. 45 over the remaining life of the asset. To the extent the net future cash flows from D.H.E. 45 are below the Company's estimate, the D.H.E. 45 product rights could be further impaired resulting in an additional impairment charge.

      The Company extends credit on an uncollateralized basis to wholesalers throughout the United States. The Company has not experienced significant credit losses on its accounts. The Company's three largest customers accounted for approximately 89% and 87% of accounts receivable as of December 31, 2003 and September 30, 2004, respectively. The Company maintains an allowance for doubtful accounts for estimated losses resulting from its customers' inability to make required payments. The Company estimates the amount of the allowance based on historical levels of bad debts and the financial strength of its customers, among other factors.

   Segment Reporting

       The Company operates in a single segment, the sale and marketing of prescription drugs.

   Inventories

      Inventories consist of purchased pharmaceutical products, product components, and product samples used in the sales and marketing efforts. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The Company's products have shelf lives ranging from 24 to 36 months. The Company evaluates its inventory levels based on forecasts of future sales, promotional focus, levels of products held by its customers, among other factors and writes-off inventories that the Company estimates will be short dated prior to their sale. Samples are expensed upon distribution.

   Prepaid Inventories

      In August 2004, the Company entered into an agreement for the supply of four batches of the Company's Mysoline 250 milligram product for $650,000 per batch. Under the terms the supply agreement, the Company is required to make payments to the supplier in advance of product receipt. As of September 30, 2004, the Company had made $964,000 of such advance payments and had non-cancelable purchase commitments of $1.0 million. The Company purchased the final batches from this supplier in January 2005.

   Furniture and Equipment

      Furniture and equipment is stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

   Product Rights

      The costs of acquiring the Company's products were capitalized and are being amortized on a straight-line basis over the estimated periods to be benefited, which range from 5.5 to 20 years. Product rights include trade names, trademarks, patents and other intangible assets. The useful lives of these assets are estimated by management based on factors such as market size and growth trends, barriers to competitive entry, stability of therapeutic class and strength of competing products.

      Amortization of product rights totaled $7.6 million and $9.1 million for the nine months ended September 30, 2003 and 2004, respectively. Estimated annual amortization is $12.1 million for each of the years ended December 31, 2004 to 2007 and $8.7 million for the year ended December 31, 2008.

   Impairment of Long-Lived Assets

      The Company periodically evaluates the recoverability of its long-lived assets as well as the related useful lives to determine whether facts and circumstances warrant adjustments to the carrying values and/or estimates of useful lives. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset over its remaining useful life compared to the asset's carrying amount to determine if a write-down is required. Facts and circumstances that determine the useful lives of the Company's products are inherently uncertain and include, but are not limited to, generic competition, competition from products prescribed for similar indications, physician loyalty and prescribing patterns, and the sensitivity of the Company's products to promotional efforts. When impairment is indicated for long-lived assets, the amount of impairment loss is the excess of net book value over fair value as approximated using discounted cash flows.

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
               the Nine Months Ended September 30, 2003 and 2004

   Manufacturing Transfer Costs

      The Company incurs costs when transferring the manufacturing of certain of its products from one third-party manufacturer to a new third-party manufacturer. The costs pertain primarily to third-party project management, preparation of stability batches and preparation of the supplemental filing with the FDA. The Company capitalizes these costs and will amortize the costs over the term of the supply agreement with the new manufacturer. These capitalized costs are included in other long-term assets.

   Fair Value of Financial Instruments

      The carrying amount of cash, cash equivalents, receivables, accounts payable and accrued expenses and other current liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. It is not practicable to estimate the fair value of the Company's long-term debt because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs. However, management believes that the carrying amount recorded as of December 31, 2003 and September 30, 2004 approximated the corresponding fair value.

   Net Income (Loss) Per Common Share

      Basic net income (loss) per common share is calculated based on the weighted average number of common shares outstanding during the period that are vested and not subject to repurchase. Diluted net income per common share gives effect to all potential dilutive stock equivalents during the period such as convertible preferred stock, unvested outstanding common shares subject to repurchase and outstanding stock options. In periods with a net loss, basic and diluted weighted average number of common shares outstanding and the net loss per common share are equivalent.

      Below is the calculation of basic and diluted net income (loss) per common share for the nine months ended September 30, 2003 and 2004 (in thousands, except per share amounts).


                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                                    -------------
                                                                                 2003            2004
                                                                                 ----            ----
Net income (loss) available to common stockholders                            $    25,559    $   (13,665)
                                                                              ===========    ===========
Weighted average common shares outstanding -- basic                                 2,711          4,029
Dilutive stock equivalents:
       Series A convertible preferred stock                                        12,496              -
       Series B convertible preferred stock                                         3,750              -
       Series C convertible preferred stock                                         2,006              -
       Common shares -- subject to repurchase                                       2,063              -
       Stock options                                                                  121              -
                                                                              -----------    -----------
Weighted average common shares outstanding -- diluted                              23,147          4,029
                                                                              ===========    ===========
Net income (loss) per common share:
Basic                                                                         $      9.43    $     (3.39)
                                                                              ===========    ===========
Diluted                                                                       $      1.10    $     (3.39)
                                                                              ===========    ===========

      Because of the net loss experienced by the Company for nine months ended September 30, 2004, potential common shares did not have a dilutive effect on the net loss per common share calculation. For the nine months ended September 30, 2004, potential common shares of 20,750,000 were not included in the calculation of diluted net loss per common share, as they were considered anti-dilutive.

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
               the Nine Months Ended September 30, 2003 and 2004

   Accounting for Stock-Based Compensation

      The Company accounts for stock options granted to its employees and members of its board of directors under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations, and with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." The following table illustrates the effect on net income (loss) and net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts).


                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                              -------------
                                                                                           2003          2004
                                                                                           ----          ----
Net income (loss) available to common stockholders, as reported                         $   25,559    $  (13,665)
Add: Stock-based employee compensation expense included in reported net income
    (loss), net of related tax effects                                                         164           154
Deduct: Total stock-based employee compensation expense determined under the fair
    value based method, net of related tax effects                                            (354)         (412)
                                                                                        ----------    ----------
Pro forma net income (loss) available to common stockholders                            $   25,369    $  (13,923)
                                                                                        ==========    ==========
Net income (loss) per common share:
       Basic -- as reported                                                             $     9.43    $    (3.39)
                                                                                        ==========    ==========
       Basic -- pro forma                                                               $     9.36    $    (3.46)
                                                                                        ==========    ==========
       Diluted -- as reported                                                           $     1.10    $    (3.39)
                                                                                        ==========    ==========
       Diluted -- pro forma                                                             $     1.10    $    (3.46)
                                                                                        ==========    ==========

      The Company accounts for stock options granted to non-employee consultants in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," which require that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

   Income Taxes

      The Company accounts for income taxes in its annual reporting based on SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. Valuation allowances are established, when necessary, to reduce future income tax assets to the amount expected to be realized. During interim periods, the Company accounts for income taxes based on APB No. 28, "Interim Financial Reporting." Under APB No. 28, the Company makes its best estimate of the effective tax rate the Company expects to be applicable for the full fiscal year, which is used in providing for income taxes for the current year-to-date period.

   New Accounting Pronouncements

      In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148 as an amendment to SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The voluntary transition and amended disclosure requirements are effective for fiscal years ending after December 15, 2002. The interim reporting requirements are effective for interim periods beginning after December 15, 2002. The Company accounts for employee stock-based compensation under the intrinsic value method in accordance with APB No. 25. The Company did not voluntarily change its method of accounting, but did implement the disclosure requirements.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. Many of such instruments were previously classified as equity. The statement is effective for financial

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
                the Nine Months Ended September 30,2003 and 2004

instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. On November 7, 2003, the FASB deferred the classification and measurement provisions of SFAS No. 150 as they apply to certain mandatory redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. The Company does not have any financial instruments covered by this statement. Therefore, the adoption of this standard did not have a material impact on the Company's financial statements or results of operations.

      On November 24, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4", that is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS No. 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage), as well as unallocated overhead, be recognized as current period charges. The Company does not expect SFAS No. 151 to significantly affect the Company's financial condition or results of operations.

      On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-based Payment", that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity or liability instrument issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that the employee provides service in exchange for the award. SFAS No. 123 (revised 2004) replaced SFAS No. 123, and supersedes APB Opinion No. 25. SFAS No. 123 (revised 2004) is effective as of the first interim or annual reporting period that begins after June 15, 2005. The Company has not completed its assessment of the impact of SFAS No. 123 (revised 2004) on the Company's financial condition or results of operations.

2. BALANCE SHEET DETAILS (IN THOUSANDS)

                                                                                          DECEMBER 31,    SEPTEMBER 30,
                                                                                             2003             2004
                                                                                             ----             ----

Accounts receivable:
       Trade accounts receivable                                                         $       4,011    $       8,665
       Allowance for doubtful accounts                                                             (84)            (400)
                                                                                         -------------    -------------
              Accounts receivable, net                                                   $       3,927    $       8,265
                                                                                         =============    =============

Inventories:
       Raw materials                                                                     $         480    $         308
       Finished goods                                                                            4,185            3,663
       Samples                                                                                     498              359
                                                                                         -------------    -------------
              Total inventories                                                          $       5,163    $       4,330
                                                                                         =============    =============

Furniture and equipment:
       Manufacturing equipment                                                           $       2,014    $       2,354
       Computer hardware and software                                                              526              546
       Office furniture and equipment                                                              361              551
       Accumulated depreciation                                                                 (1,015)          (1,257)
                                                                                         -------------    -------------
              Furniture and equipment, net                                               $       1,886    $       2,194
                                                                                         =============    =============

Product rights:
       Trademarks, trade names, patent and other                                         $     183,119    $     183,119
       Accumulated amortization                                                                (22,832)         (31,624)
                                                                                         -------------    -------------
              Trademarks, tradenames, patent and other, net                              $     160,827    $     151,495
                                                                                         =============    =============
       Migranal patent                                                                   $       3,000    $       3,000
       Accumulated amortization                                                                   (600)            (900)
                                                                                         --------------   -------------
              Migranal patent, net                                                       $       2,400    $       2,100
                                                                                         =============    =============
                     Total product rights                                                $     186,119    $     186,119
                     Total accumulated amortization                                            (23,432)         (32,524)
                                                                                         -------------    -------------
                     Product rights, net                                                 $     162,687    $     153,595
                                                                                         =============    =============

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
                the Nine Months Ended September 30,2003 and 2004

Other long term-assets:
       Manufacturing transfer costs                                                      $         716    $       1,136
       Accumulated amortization                                                                      -              (39)
                                                                                         -------------    --------------
               Other long-term assets, net                                               $         716    $       1,097
                                                                                         =============    =============

Accrued expenses and other current liabilities:
       Product return allowance                                                          $       5,516    $       6,506
       Rebate obligation                                                                         3,324            2,514
       Employee compensation and benefits                                                        1,600            1,524
       Accrued royalties                                                                         1,325            2,293
       Rebate reimbursement payable                                                                801                2
       Interest payable                                                                            602              454
       Other                                                                                     1,220            2,478
                                                                                         -------------    -------------
              Total accrued expenses and other current liabilities                       $      14,388    $      15,771
                                                                                         =============    =============

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
                the Nine Months Ended September 30,2003 and 2004

3. LONG-TERM DEBT

      Long-term debt as of December 31, 2003 and September 30, 2004 is comprised of the following (in thousands):

                                                                             DECEMBER 31,   SEPTEMBER 30,
                                                                                 2003            2004
                                                                                 ----            ----
Senior term loan                                                             $    62,000     $    46,000
Less current portion                                                              (6,000)         (8,000)
                                                                             -----------     -----------
              Long-term debt, less current portion                           $    56,000     $    38,000
                                                                             ===========     ===========

   Product Acquisition and Credit Line Notes Payable

      Under an agreement with Elan, effective March 31, 2003, the Company retired the $99.0 million of product acquisition notes payable due Elan it incurred in connection with its acquisition of Diastat and Mysoline and repaid the $10.0 million outstanding on its credit line note payable with Elan with a cash payment to Elan of $71.5 million. The Company recognized a gain on the retirement of the product acquisition notes payable of $37.4 million. The terms of the repayment agreement released all security and collateral interests granted to Elan under the product acquisition financing agreements. The Company has no further obligations under these agreements.

   Senior Term Loan

      On March 31, 2003, concurrent with the repayment of its debt to Elan, the Company entered into a $62.0 million senior term loan agreement with a new lender. Interest on the term loan is due monthly on the outstanding balance at prime (with a minimum of 6.5%) plus 4.5%. The coupon rate was 11% for 2003 and 2004. Quarterly principal payments of $2.0 million are due June 30, 2004 through December 31, 2007 with a final balloon payment due on March 31, 2008. Pursuant to the terms of the agreement, the Company also makes monthly administrative fee payments of $15,000 and a $930,000 payment on each anniversary of the loan agreement until the loan is repaid. These payments are charged to interest expense. Debt issuance costs incurred in connection with this transaction were $2.4 million, which are being amortized to interest expense ratably over the term of the loan.

      The term loan agreement is secured by an interest in all of the Company's assets. The lender is protected by various financial and operating covenants. The financial covenants include maintaining a certain leverage ratio, fixed charge coverage ratio and minimum cash on hand amount. In addition, the agreement contains certain restrictions on asset acquisitions, disposals and indebtedness. A breach of the covenants and restrictions would entitle the lender to foreclose on its security interest without payment or refund to the Company, even in the absence of a payment default.

      As of December 31, 2003, principal payments under long-term debt were due as follows (in thousands):

YEAR ENDING DECEMBER 31,
2004                                    $      6,000
2005                                           8,000
2006                                           8,000
2007                                           8,000
2008                                          32,000
                                        ------------
Total                                   $     62,000
                                        ============

      In May 2004, the Company made a $12.0 million advance payment to reduce the amount due in 2008 to $20.0 million.

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
                the Nine Months Ended September 30,2003 and 2004

4. PRODUCT AGREEMENTS

   Diastat and Mysoline

      On March 31, 2001 and April 1, 2001, the Company entered into product acquisition agreements with Elan for the purchase of Diastat and Mysoline, respectively. The purchase price allocation was as follows (in thousands):

Tradenames, trademarks, patent, other product rights               $  148,181
Product inventories                                                     5,170
Manufacturing equipment                                                   500
                                                                   ----------
      Total assets                                                    153,851
Liability for rebates, chargebacks, and returns                        (1,035)
                                                                   ----------
      Total acquisition                                            $  152,816
                                                                   ==========

      Under the terms of the acquisition agreements, Elan was responsible for the payment and processing of rebates, chargebacks, and returns on Diastat and Mysoline sold by Elan prior to the acquisition of the products by the Company up to contractually specified amounts and time periods. As of January 1, 2003, Elan was no longer responsible for the payment and processing of rebates, chargebacks, and returns related to sales of Diastat and Mysoline by Elan prior to the Company's acquisition of these products.

      In addition, Elan has processed and paid rebates on sales made by the Company on inventories the Company acquired from Elan in connection with the acquisition of the products. As of June 30, 2003, the Company had recorded a $4.1 million product acquisition liability related to rebates, chargebacks and returns that were processed and paid by Elan that were above the designated caps or after the contractually specified periods and a $5.8 million rebate reimbursement payable due to Elan. On August 5, 2003, the Company paid Elan $9.6 million in satisfaction of these liabilities and recorded a product acquisition credit of $312,000. Payment of agreed upon liabilities subsequent to June 30, 2003 are due to Elan 30 days after the Company's receipt of an invoice from Elan.

      In March 2003, the Company also terminated the financing agreement the Company and Elan entered into in June 2001, whereby Elan agreed to make payments to the Company based on the net sales of Elan's product Zanaflex and the Company agreed to make payments to Elan based on the net sales of Mysoline. The Company recognized a gain of $246,000 in connection with the termination of this agreement. Neither Elan nor the Company has any further rights or obligations under the financing agreement.

   Migranal and D.H.E. 45

      On June 25, 2002, the Company entered into an asset purchase agreement with Novartis for the purchase of Migranal and D.H.E. 45. The purchase price allocation was as follows (in thousands):

Tradenames, trademarks, other product rights                  $  45,960
Migranal patent                                                   3,000
                                                              ---------
      Total product rights                                       48,960
Product inventories                                               1,798
                                                              ---------
      Total assets                                               50,758
Liability for rebates, chargebacks, and returns                  (1,125)
                                                              ---------
      Total acquisition                                       $  49,633
                                                              =========

      Under the terms of the acquisition agreement, Novartis was responsible for the payment and processing of rebates, chargebacks, and returns related to sales of the products by Novartis prior to the acquisition of the products by the Company through contractually specified time periods. The Company recorded a $1.1 million liability upon the acquisition of the products as an estimate of its liability for such items after the contractually specified periods that related to product sold by Novartis. However, the Company's actual results could differ from this estimate. As of January 1, 2003, Novartis was no longer responsible for the payment and processing of rebates, chargebacks, and returns related to sales of Migranal and D.H.E. 45 by Novartis prior to the Company's acquisition of these products. In addition, Novartis has processed and paid rebates on sales made by the Company on inventories the Company acquired from Novartis in connection with the acquisition of the products. Payment of agreed upon liabilities are due to Novartis 30 days after the Company's receipt of an invoice from Novartis.

      In the third quarter of 2003, generic substitutes for D.H.E. 45 were introduced into the U.S. market. Generic substitutes for D.H.E. 45 currently sell at prices that are less than the price of D.H.E. 45, which has resulted in declining prescription trends. The Company expects this trend to continue. As a result, the Company recorded an impairment charge during the third quarter of 2003 of $9.3 million based on the Company's estimate of discounted net future cash flows from D.H.E. 45, which reduced the net book value of the D.H.E. 45 products rights. The charge is included in the statements of operations in the product impairment charge line. In addition, the Company also reduced the amortization period from 20 years to 5.5 years, which results in accelerated amortization of the adjusted net book value over the remaining life of the asset and a weighted average amortization period for the Migranal and D.H.E. 45 product rights of 12.7 years as of December 31, 2003.

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
                the Nine Months Ended September 30,2003 and 2004

   Retigabine

      In January 2004, the Company acquired exclusive worldwide product rights to retigabine pursuant to an agreement that the Company entered into with Viatris. Retigabine is being developed as a product candidate for the adjunctive treatment of partial-onset seizures in patients with epilepsy. Under the terms of the agreement, the Company paid Viatris $5.0 million at closing and $2.0 million on July 31, 2004, which were expensed in January 2004. In January 2005, the Company made $4.0 million in milestone payments to Viatris. In addition, the Company will pay Viatris up to $21.0 million in additional milestone payments upon the achievement of specific development and regulatory milestones. The Company also will pay Viatris royalties on annual net product sales of retigabine. Royalty rates will be in the low-to-mid single digits depending on the geographical region. In addition, payments of up to $5.3 million may be due to Viatris should the Company license the rights to retigabine to third parties. The Company intends to initiate the pivotal Phase III clinical program in 2005. Subject to the successful completion of its development, the Company plans to submit an NDA for retigabine to the FDA in 2007. The development of retigabine will increase significantly the Company's future product development expenses.

   MT 300

      On September 3, 2003, the Company acquired the exclusive commercial rights in the U.S. to MT 300 from Pozen Inc ("Pozen"). MT 300, an injection in a pre-filled syringe, was developed by Pozen for the treatment of migraine and is a concentrated formulation of dihydroergotamine. Pozen submitted an NDA to the FDA in December 2002 to market MT 300 for the treatment of migraine. In October 2003, Pozen received a not-approvable letter from the FDA related to its NDA for MT 300. The Company is working collaboratively with Pozen to address the FDA's concerns and resolve the identified issues concerning the NDA. The Company paid an upfront fee of $2.0 million to Pozen and incurred $116,000 of transaction costs, which are included in the statements of operations in the product acquisition charge line. In addition, subject to regulatory approval and commercial launch, the Company may have additional milestone payments of $8.0 million due upon certain regulatory approvals and the achievement of a predetermined annual net sales threshold on MT 300. The Company will also pay royalties to Pozen on the combined annual net sales of MT 300 and D.H.E. 45 should MT 300 be commercialized. Royalty rates on the combined annual net sales of MT 300 and D.H.E. 45 will commence in the low double digits and increase based on the achievement of predetermined annual net sales thresholds.

5.    STOCKHOLDERS' EQUITY

   Convertible Preferred Stock

      The Company has issued Series A, B and C convertible preferred stock including the issuance of 4,000,000 shares of Series C preferred stock at $6.50 per share on March 31, 2003 that resulted in net proceeds to the Company of $25.9 million. Each share of preferred stock is entitled to one vote. The preferred stock is convertible into common stock on a one-for-one basis and automatically converts upon a public offering of the Company's common stock at a per share price of not less than $10.00 and an aggregate offering price of not less than $60.0 million.

      In addition, the Series A, B and C preferred stockholders have a liquidation preference of $10.00 per share, $12.00 per share and $13.00 per share, respectively, on their initial investment in the event of a liquidation, dissolution or winding up of the Company, anti-dilution protection in the event of certain future issuances of equity at a price below the conversion price, protective provisions requiring the approval of a majority of the preferred stockholders for various events impacting the rights of the preferred stockholders, rights of first refusal for certain preferred stockholders on future sales of equity, and an annual dividend that began on October 1, 2003 of $0.35 per share, $0.42 per share and $0.455 per share for the Series A, B and C preferred stockholders, respectively, payable in preferred stock until the preferred stock has been converted to common stock. The dividends totaled $7.1 million for the nine months ended September 30, 2004 and resulted in the issuance of 985,000 shares of convertible preferred stock during the nine months ended September 30, 2004.

      Upon completion of the distribution in full of the preferred liquidation preferences described above, the remaining assets of the Company would be distributed ratably among the holders of common stock until such holders have received an aggregate distribution of $60.0 million. Any remaining assets would be ratably distributed among the common and preferred stockholders.

      On March 31, 2003, the Company repurchased the 3,000,000 shares of Series A preferred stock owned by Elan for $18.0 million. In June 2001, the Company entered into a letter agreement with Elan pursuant to which Elan agreed to purchase an amount of shares in connection with an offering of the Company's common stock, including an initial public offering, such that, following the

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
                the Nine Months Ended September 30,2003 and 2004

offering, Elan would own not less than 15.0% of the Company's outstanding capital stock on a fully-diluted basis. This letter agreement was also terminated on March 31, 2003.

   Common Stock

      Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of holders of all preferred stock.

      During the period from inception through March 2, 2001, the Company issued 4,520,000 shares of common stock to its founders at $0.0025 per share under restricted stock purchase agreements. Under the terms of the purchase agreements, the Company has the option to repurchase unvested shares of stock upon the termination of the holder's services to the Company at the purchase price. The number of shares subject to repurchase is reduced by 1/4th of the initial number subject to repurchase after one year of service and 1/48th of such number for each subsequent month that services are provided to the Company. Issued shares of common stock subject to repurchase totaled 1,056,650 and 402,973 as of December 31, 2003 and September 30, 2004, respectively.

6.    STOCK OPTIONS

   2001 Stock Plan

      The Company's 2001 Stock Plan (the "2001 Plan") provides for the grant of incentive and nonqualified stock options to officers, directors, employees, and consultants. The Company reserved 2,000,000 shares of common stock for issuance under the 2001 Plan. The Company's board of directors has the sole authority to determine the meaning and application of the terms of the 2001 Plan, the persons to whom option grants are made, the nature and amount of option grants, the price to be paid upon exercise of each option, the period within which options may be exercised, and the other terms and conditions of grants. The 2001 Plan will terminate in March 2011. The stock options have a ten-year term and can be exercised anytime after the grant date, with 1/4th of the shares vesting after one year of service and 1/48th of the shares vesting each subsequent month that services are provided to the Company. Unvested shares acquired pursuant to option exercises are subject to repurchase by the Company upon termination of the holder's service with the Company at the lower of fair value or the purchase price. As of December 31, 2003 and September 30, 2004, 117,369 and 71,833 shares, respectively, acquired pursuant to options granted were subject to repurchase.

      The Company has granted stock options as follows:

                                                                                 WEIGHTED AVERAGE
                                                                       SHARES     EXERCISE PRICE
                                                                       ------    ---------------
Outstanding and exercisable at January 1, 2004                       1,147,742       $   5.11
Granted (unaudited)                                                    432,550       $   6.56
Canceled (unaudited)                                                  (185,418)      $   4.84
Exercised (unaudited)                                                   (1,846)      $   0.58
                                                                     ---------
Outstanding and exercisable at September 30, 2004                    1,393,028       $   5.60
                                                                     =========

      Shares available for grant under the 2001 Plan were 351,939 as of September 30, 2004.

      The following table sets forth the range of exercise prices, number of shares, weighted average exercise price, and remaining contractual lives by similar price and grant date as of September 30, 2004.

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
               the Nine Months Ended September 30, 2003 and 2004

                                                                 OUTSTANDING
                                                                 -----------
                                      OUTSTANDING AT  WEIGHTED AVERAGE
                                       SEPTEMBER 30,     REMAINING      WEIGHTED AVERAGE
RANGE OF EXERCISE PRICE                    2004       CONTRACTUAL LIFE   EXERCISE PRICE
-----------------------                    ----       ----------------  --------------
$0.50 - $1.00                             218,769        6.8 years         $    0.64
$5.00 - $8.00                           1,051,787        8.8 years         $    6.07
$9.45 - $10.70                            122,472        7.4 years         $   10.33
                                        ---------
Total                                   1,393,028        8.3 years         $    5.60
                                        =========

   Stock-based Compensation

      From the Company's inception through August 31, 2003, the Company issued certain stock options to its employees and members of its board of directors under the 2001 Plan with exercise prices below the deemed fair value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company recorded deferred stock-based compensation for the difference between the exercise price of the stock options and the deemed fair value of the Company's stock at the date of grant. This deferred stock-based compensation is amortized to selling, general and administrative expense on a straight-line basis over the period during which the Company's right to repurchase the stock lapses or the options become vested, generally four years. The Company recorded deferred stock-based compensation related to these options in the amount of $1.7 million, net of cancellations, of which $298,000 and $245,000 was amortized to expense for the periods ended September 30, 2003 and 2004, respectively.

      Pro forma information regarding net income (loss) and net income (loss) per common share is required by SFAS No. 123 as if the Company had accounted for its employee stock options under the fair value method. The table in the Company's policy for accounting for stock-based compensation in note 1 illustrates the pro forma net income (loss) and net income (loss) per share as if the Company had accounted for stock option grants to employees under the fair value recognition provisions of SFAS No. 123. For purposes of SFAS No. 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The estimated weighted average fair value at grant date was $2.02 per share and $2.27 per share for options granted for the periods ended September 30, 2003 and 2004, respectively. The fair value was estimated at the dates of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                      SEPTEMBER 30,  SEPTEMBER 30,
                                          2003           2004
                                      -------------  -------------
Risk free interest rate                    2.75%          2.63%
Dividend yield                               --             --
Volatility                                   40%            40%
Weighted average expected life          4 years        4 years

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      Stock-based compensation expense related to stock options granted to non-employee consultants is recognized pursuant to the provisions of EITF 96-18 as the stock options are earned. The Company granted options to purchase 7,000 and 2,000 shares of common stock during the periods ended September 30, 2003 and 2004, respectively, to non-employee consultants for services rendered that generally vest over two to four years. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the previously detailed assumptions. The stock-based compensation expense will fluctuate as the deemed fair value of the common stock fluctuates. In connection with the grant of stock options to non-employee consultants, the Company deferred and amortized to selling, general and administrative expense $23,000 and $3,000 for the periods ended September 30, 2003 and 2004, respectively.

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
                the Nine Months Ended September 30,2003 and 2004

7.    COMMITMENTS AND CONTINGENCIES

   Diastat Patent Infringement Litigation

      In July 2004, the Company filed a complaint for patent infringement related to its product Diastat. The complaint alleges that the defendant's filing of its abbreviated new drug application seeking approval to engage in the commercial manufacture, use, offer for sale, or sale of a diazepam rectal gel is an infringement of one or more claims of the Company's patent on Diastat. In September

                           Xcel Pharmaceuticals, Inc.
                       Unaudited Financial Statements for
               the Nine Months Ended September 30, 2003 and 2004

2004, the defendant filed an answer and counterclaims. The answer and counterclaims assert affirmative defenses and counterclaims for non-infringement, invalidity, and unenforceability due to patent misuse. In October 2004, the Company replied to the counterclaims, denying the allegations. No trial date has been set and discovery is in process. The Company intends to defend its Diastat patent vigorously. Given the early stage of this matter, the Company cannot predict the ultimate outcome and no contingent liability has been accrued as of September 30, 2004.

   Office Lease

      The Company leases its facility under a non-cancelable operating lease that expires May 31, 2006. Rent expense was $222,000 and $229,000 for the periods ended September 30, 2003 and 2004, respectively.

      The total minimum future commitments under the lease are as follows (in thousands):

YEAR ENDING DECEMBER 31,
2004                       $    305
2005                            317
2006                            135
                           --------
Total                      $    757
                           ========

   Product Manufacturing Agreements

      The Company uses third-party contractors to manufacture and package its products. The agreements extend through various periods ranging from December 2005 to November 2008. The manufacturing agreements provide for procurement of raw materials, manufacture and release of finished products and stability testing at contractually agreed upon prices that increase annually based on changes to the Consumer Price Index. The Company has no minimum purchase requirements under these arrangements. The Company had amounts payable under these arrangements of $815,000 and $1.6 million as of December 31, 2003 and September 30, 2004, respectively, and firm purchase commitments of $1.3 million and $2.0 million as of December 31, 2003 and September 30, 2004, respectively.

8.    RETIREMENT PLAN

      The Company has established a tax qualified defined contribution 401(k) plan for which generally all employees are eligible. The annual contribution, if any, to the trust is at the discretion of the board of directors of the Company. The board of directors approved a contribution of $75,000 to the plan for 2003, which was funded during the quarter ended March 31, 2004 and a contribution of $100,000 to the plan for 2004, which will be funded in 2005.